ABLEAUCTIONS.COM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2003

ABLEAUCTIONS.COM, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30, 2003	December 31, 2002

ASSETS
Current
Cash and cash equivalents	$ 814,163	$ 169,307
Accounts receivable	448,257	387,184
Inventory	170,363	107,710
Prepaid expenses	30,353	93,462
Current portion of notes receivable	68,334	64,444
	1,531,470	822,107

Note Receivable	107,713	118,147
Investment In And Advances To Joint Venture	157,988	93,811
Capital Assets, net	430,266	573,328

	$ 2,227,437	$ 1,607,393

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 238,856	$ 684,542
Due to related party	18,692	199,679
	257,548	884,221

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Capital Stock
Authorized:
100,000,000 common shares with a par value of $0.001
Issued and outstanding common shares:
June 30, 2003 – 37,896,449
December 31, 2002 – 28,726,449	37,896	28,726
Additional paid-in capital	27,881,667	26,741,337

Deferred Option Plan Compensation	(64,232)	(97,674)
Deficit	(25,898,213)	(25,934,715)
Accumulated Other Comprehensive Income (Loss)	12,771	(14,502)
	1,969,889	723,172

	$ 2,227,437	$ 1,607,393

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	3 MONTHS ENDED JUNE 30		6 MONTHS ENDED JUNE 30
	2003	2002	2003	2002

Revenues
Sales	$ 155,775	$ 189,229	$ 290,449	$ 269,883
Commissions	7,870	-	13,388	-
	163,645	189,229	303,837	269,883
Cost Of Revenues	39,743	44,030	99,042	77,107
Gross Profit	123,902	145,199	204,795	192,776
Expenses
Operating expenses	59,918	437,527	194,192	706,536
Depreciation and amortization of capital assets	45,932	42,820	91,752	101,644
Interest on deferred compensation on notes	-	80,241	-	159,192
Interest on promissory note	4,098	-	8,177	-
	109,948	560,588	294,121	967,372
Income (Loss) Before Other Items	13,954	(415,389)	(89,326)	(774,596)

Other Items
Share of income in joint venture	15,633	-	26,687	-
Interest income	2,944	(3,276)	2,944	170
Foreign exchange gain (loss)	-	(2,312)	-	(2,312)
	18,577	(5,588)	29,631	(2,142)

Income (Loss) From Continuing Operations	32,531	(420,977)	(59,695)	(776,738)
Gain On Disposition Of Subsidiaries	-	-	95,552	-
Income (Loss) From Discontinued Operations	-	(192,546)	645	(205,026)

Income (Loss) For The Period	$ 32,531	$ (613,523)	$ 36,502	$ (981,764)

Basic And Diluted Loss Per Share
Income (Loss) from continuing operations	$ 0.01	$ (0.02)	$ (0.01)	$ (0.03)
Income (Loss) for the period	$ 0.01	$ (0.02)	$ 0.01	$ (0.04)

Weighted Average number Of Shares Outstanding	30,793,654	25,485,042	29,760,052	25,276,114

ABLEAUCTIONS.COM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	6 MONTHS ENDED JUNE 30,
	2003	2002

Cash Flows From Operating Activities
Loss for the period from continuing operations	(59,695)	(776,738)
Non cash items included in net loss:
Depreciation and amortization	91,752	101,644
Interest on deferred compensation on notes	-	158,779
Stock based compensation	33,442	105,102
Joint Venture share of income	(26,687)	-
Shares issued for other than cash	-	94,122
	38,812	(317,091)

Changes in operating working capital items:
Decrease (Increase) in accounts receivable	(85,410)	(274,882)
Decrease (Increase) in inventory	(86,734)	201,600
Increase (Decrease) in prepaid expenses	(300)	(2,441)
Increase (Decrease) in accounts payable and accrued liabilities	(190,227)	(63,226)
Net cash used in operating activities	(323,859)	(456,040)

Cash Flows From Investing Activities
Purchase of capital assets, net	(7,068)	-
Proceeds on disposition of capital assets	-	52,046
Proceeds on disposition of subsidiaries, net of cash divested	(45,658)	-
Investment in joint venture	(22,510)	-
Note receivable	6,544	100,000
Net cash from (used in) Investing Activities	(23,672)	152,046

Cash Flows From Financing Activities
Repayment of promissory note	-	(846)
Repayment to related party, net	(180,987)	-
Stock options exercised	1,149,500	-
Net cash from (used in) financing activities	968,513	(846)

Change In Cash And Cash Equivalents For The Period	620,982	(304,840)
Net Cash Used In Discontinued Operations	(3,399)	49,428
Cash And Cash Equivalents, Beginning Of Period	169,307	673,829
Effect Of Exchange Rates On Cash	27,273	(1,850)

Cash and Cash Equivalents, End of Period	$ 814,163	$ 416,567

ABLEAUCTIONS.COM, INC.

NOTES TO CONSOLIDATED FINANICAL STATEMENTS

JUNE 30, 2003

1.

BUSINESS AND BASIS OF ORGANIZATION

Ableauctions.com, Inc. (the 'Company') was organized on September 30, 1996, under the laws of the State of Florida, as J.B. Financial Services, Inc.  On July 19, 1999, an Article of Amendment was filed with the State of Florida for the change of the Company's name from J.B. Financial Services, Inc. to Ableauctions.com, Inc.

The Company's business activity is as a high-tech auctioneer that conducts auctions live and simultaneously broadcasts them over the Internet.  With the experience of 3,000 auctions, the Company has developed its own technology to broadcast auctions over the Internet (www.ableauctions.com/technology) and currently provides the technology and related services to auction houses, enabling them to broadcast auctions over the internet.  The Company also operates it’s own liquidation centre and sells a broad range of computers, electronics, office equipment, furniture and industrial equipment that it acquires through bankruptcies, insolvencies and defaults.

Through its wholly owned subsidiary iCollector.Com Technology Ltd., it was the first company dedicated to trading antiques, fine art and premium collectibles on the Internet. Today iCollector.com represents some of the world's leading auction houses.  Since January 2001, its alliance with eBay Live Auctions has resulted in hundreds of Live Auctions being broadcast in real-time, direct to the saleroom as the auction happens, selling tens of thousands of lots to many thousands of users online.

The Company's operating subsidiaries at June 30, 2003 were:

Able Auctions (1991) Ltd., operating a Canadian-based auction business.

Icollector.Com Technology Ltd., a Canadian-based Internet auction facility.

Jarvis Industries Ltd., a Canadian-based auction house.

The unaudited consolidated financial statements of the Company at June 30, 2003 include the accounts of the Company and its wholly-owned subsidiaries, and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim period.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim statements under the rules and regulations of the Securities and Exchange Commission  (“SEC”).  Accounting policies used in fiscal 2003 are consistent with those used in fiscal 2002.  The results of operations for the three month period ended June 30, 2003 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2003.  These interim financial statements should be read in conjunction with the financial statements for the fiscal year ended December 31, 2002 and the notes thereto included in the Company’s Form 10KSB filed with the SEC on March 27, 2003.  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States.

2.

LIQUIDITY AND FUTURE OPERATIONS

The company’s financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the company has incurred significant losses since its inception.  In order to continue as a going concern, the company must generate profits and/or obtain additional financing.  It is management’s plan to seek additional capital through equity financing.

3.

DISPOSAL OF SUBSIDIARY

Effective January 1, 2003 the Company sold its 100% interest in Ehli’s Commercial/Industrial Auctions, Inc. (“Ehli’s”), for cash consideration of $154,000.  At March 31, 2003, this amount is included in accounts receivable.  Cash of $154,000 was received in April 2003.

The carrying value of assets and liabilities of Ehli’s at the date of sale was as follows:

Cash	$ 139,658
Other assets	170,208
Liabilities	(412,899)

$ (103,033)

The revenue and expenses of Ehli’s for the three month period ended March 31, 2002 have been presented as discontinued operations.

4.

OPERATING EXPENSES

	3 MONTHS ENDED JUNE 30,		6 MONTHS ENDED JUNE 30,
	2003	2002	2003	2002

Operating Expenses
Accounting and legal	$ 18,875	$ 84,033	$ 44,620	$ 98,740
Advertising and promotion	5,507	6,921	16,422	24,115
Automobile	600	3,609	1,399	5,433
Bad debts	3,433	-	3,433	-
Commission	780	57	2,558	57
Consulting	3,000	50,635	4,500	50,635
Insurance	30,232	12,894	41,145	26,175
Investor relations and shareholder information	9,799	19,234	13,751	19,734
Management fees	15,192	51,937	45,577	102,777
Office and administration	27,734	(5,438)	35,669	36,848
Rent and utilities	13,299	25,885	26,116	25,885
Repairs and maintenance	1,085	1,279	1,688	1,279
Salaries and benefits	26,113	151,888	48,966	239,176
Telephone	4,437	3,432	6,718	6,300
Travel	1,532	628	3,330	628
Website maintenance	-	30,533	-	68,754

Net operating expenses	161,618	437,527	295,892	706,536

Expense Recovery	(101,700)	-	(101,700)	-

Total operating expenses	59,918	437,527	194,192	706,536

5.

STOCK BASED COMPENSATION

A summary of the Company’s stock option plan and changes during 2003 are presented below:

2003
NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE

Outstanding – April 1, 2003	4,305,000	$ 0.15
Granted	15,275,000	$ 0.18
Exercised	(9,170,000)	$ 0.13

Outstanding, end of period	10,410,000	$ 0.22

Weighted average fair value of options granted during the period	$ 0.00

The fair market value of the options granted during the period was estimated using the Black-Scholes option pricing model assuming a dividend yield of 0%, expected volatility of 30%, and risk free interest rate of 3%.

The following table summarizes information about stock options outstanding and exercisable under the Company's stock incentive plans at June 30, 2003:

AVERAGE EXERCISE PRICE	WEIGHTED NUMBER OUTSTANDING	AVERAGE REMAINING CONTRACTUAL LIFE	NUMBER EXERCISABLE

$ 0.22	10,410,000	2.75 years	8,160,000

	10,410,000		8,160,000